As filed with the Securities and Exchange Commission on November 13, 2009.
Registration No. 333-124239
Registration No. 333-142531

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment to Form S-8 Registration No. 333-124239
Post-Effective Amendment to Form S-8 Registration No. 333-142531
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0432760
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
222 South Riverside Plaza
Chicago, Illinois 60606
(888) 782-4672
(Address of principal executive offices, including zip code)
2004 Stock Option Plan
2007 Stock Incentive Plan
(Full title of the plans)
Scott Goodreau, Esq.
General Counsel
SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
222 South Riverside Plaza
Chicago, Illinois 60606
(Name and address of agent for service)
(888) 782-4672
(Telephone number, including area code of agent for service)
With a copy to:
Christopher J. Doyle, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
(212) 806-5400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
          This Post Effective Amendment (the “Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):
•	Registration Statement 333-124239 registering 850,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Specialty Underwriters’ Alliance, Inc. (the “Company”) for the Company’s 2004 Stock Option Plan (the “2004 Plan”).

•	Registration Statement 333-142531 registering 800,000 shares of Common Stock for the Company’s 2007 Stock Incentive Plan (the “2007 Plan” and together with the 2004 Plan, the “Plans”).
          On July 22, 2009, the Company executed an Amended and Restated Agreement and Plan of Merger, effective as of June 21, 2009 (the “Merger Agreement”), with Tower Group, Inc. (“Tower”) and Tower S.F. Merger Corporation (“Merger Sub”) pursuant to which Merger Sub merged into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Tower (the “Merger”), effective on November 13, 2009 (the “Effective Time”), upon the filing of a Certificate of Merger with the Secretary of the State of Delaware.
          As a result of the Merger and at the Effective Time, each share of Common Stock and Class B common stock, par value $0.01 issued and outstanding immediately prior to the Merger was cancelled (excluding any shares held in treasury by the Company, owned by Tower or any wholly-owned subsidiary of Tower, owned by any direct or indirect subsidiary of the Company (other than Common Stock held in an investment portfolio)) and converted into the right to receive 0.28 shares of Tower common stock, par value $0.01.
          The Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements, as a result of the Merger. In accordance with an undertaking by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of this Amendment and terminates the effectiveness of the Registration Statements.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on the 13th day of November 2009.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC. (Registrant)
By:	/s/ Courtney C. Smith
	Name:	Courtney C. Smith
	Title:	Chief Executive Officer and President

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on these dates indicated:

Signature	Title	Date

/s/ Courtney C. Smith
Courtney C. Smith	Chief Executive Officer and President (principal executive officer)	November 13, 2009

*
Peter E. Jokiel	Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	November 13, 2009

*
Robert Dean	Director	November 13, 2009

*
Raymond Groth	Director	November 13, 2009

*
Paul Philp	Director	November 13, 2009

Signature	Title	Date

*
Robert Whitehead	Director	November 13, 2009

*
Russell Zimmermann	Director	November 13, 2009

*By:	/s/ Courtney C. Smith
Courtney C. Smith
	Attorney-In-Fact	November 13, 2009